Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

Retail Investor and Media Contact: GenVec, Inc. Douglas J. Swirsky (240) 632-5510 dswirsky@genvec.com	Institutional Investor Contact: S.A. Noonan Communications Susan A. Noonan (212) 966-3650 susan@sanoonan.com

GENVEC REPORTS FOURTH QUARTER AND

2011 YEAR-END FINANCIAL RESULTS

GAITHERSBURG, MD - March 15, 2012 - Today GenVec, Inc. (NASDAQ: GNVC) announced financial results for the fourth quarter and year ended December 31, 2011. For the year ended December 31, 2011, the Company reported a net loss of $7.4 million, or $0.58 per share, compared with a net loss of $12.3 million, or $0.97 per share, for the year ended December 31, 2010. GenVec ended the year with $26.4 million in cash, cash equivalents, and short-term investments.

“In 2011 we made significant progress in our hearing loss program, partnered with Novartis, and advanced the development of our attractive portfolio of vaccine opportunities. We also enhanced our differentiated, proprietary core technology, adding further value to our product pipeline. We believe 2012 has the potential for important advances in these programs,” stated Paul H. Fischer, Ph.D., GenVec’s President and CEO.

2011 and Recent Corporate Highlights

•	We extended our Research Collaboration and License Agreement with Novartis (NYSE: NVS). Under the extension, Novartis will fund research at GenVec through January 2013 to support its hearing loss and balance disorders program.

•	We achieved the second milestone in our research collaboration with Novartis which was triggered by the successful completion of certain preclinical development activities. After this achievement, we are eligible to receive up to an additional $206.0 million in milestone payments if certain clinical, regulatory, and sales milestones are met, in addition to royalties on future sales.

•	Research was published describing how GenVec technology, utilizing a vector targeted to supporting cells and limited in expression to those cells, can be used to restore balance function in an animal model.

•	We expanded our relationship with Merial, initially focused on the development of vaccines against FMD, to explore applications of our technology in other areas of animal health.

•	We entered into a Cooperative Research and Development Agreement with the U.S. Naval Medical Research Center (NMRC) to support their dengue fever vaccine research. Under a separate contract with the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., GenVec will receive funding for the development and preparation of vaccines related to this program.

•	We completed a reverse stock split and regained compliance with NASDAQ listing requirements.

•	Adel A.F. Mahmoud, M.D., Ph.D. and Edward M. Connor, Jr., M.D. were elected to the Company's Board of Directors adding to the Board's depth of knowledge in the areas of infectious disease and vaccine development.

•	Through our collaboration with the Department of Homeland Security (DHS), we completed a field safety study of our foot-and-mouth disease (FMD) vaccine.

2011 Financial Results

Revenue increased 8% to $17.7 million in 2011 from $16.5 million in 2010. The increase in 2011 is primarily due to increased revenue of $2.2 million and $1.1 million generated by our hearing loss and balance disorders and foot and mouth disease programs, respectively. We entered into a collaboration agreement with Novartis in January 2010, which accounted for $3.8 million and $3.4 million of revenue in 2011 and 2010, respectively, and a development agreement related to the supply of clinical trial material related to activities under the collaboration agreement in August 2010, which accounted for $6.0 million and $4.4 million in revenue in 2011 and 2010, respectively. Work scope under the two Novartis agreements resulted in increased revenue in 2011 as compared to 2010. Increased revenue associated with our foot and mouth disease program is due mainly to an increase in work scope under our agreements with the DHS. Partially offsetting the increased revenue associated with our hearing loss and balance disorders and foot and mouth disease programs is decreased revenue of $2.2 million associated with our HIV program as compared to the prior year periods due to reduced work scope.

Operating expenses for 2011 decreased 13% to $25.2 million from $29.1 million in 2010. Research and development expenses decreased 17% to $17.4 million in 2011 from $20.9 million in 2010. In 2011 we experienced lower research and development costs than in the comparable prior year period due primarily to closure of the PACT trial. Decreased manufacturing costs in the hearing program and reduced license costs also contributed to reduced expenses. These decreases were partially offset by increased manufacturing costs for our FMD program and supply costs for our hearing, government funded, and research programs as compared to the comparable period in 2010.

General and administrative expenses decreased 4% to $7.8 million in 2011 from $8.2 million in 2010. General and administrative expenses were lower in 2011 primarily due to lower professional service, license, and personnel costs.

Fourth Quarter 2011 Results

For the fourth quarter ended December 31, 2011, GenVec reported a net loss of $2.5 million, or $0.19 per share, compared with a net loss of $1.0 million, or $0.08 per share, for the comparable prior year period. The Company reported revenues of $3.4 million in the fourth quarter of 2011 compared to $5.2 million for the same period in 2010. This decrease was primarily due to reduced revenue related to both our hearing loss and balance disorders program, $1.2 million, and HIV program, $0.8 million. Reduced revenue in each case is due to a reduced work scope in the 2011 period as compared to the same period in 2010. Research and development expenses decreased 21% in 2011 from $4.9 million in the fourth quarter of 2010 to $3.9 million in the fourth quarter of 2011 due mainly to reduced material and supply costs associated with both our internal research programs and funded programs. General and administrative expenses in the fourth quarter of 2011 increased 33% to $2.0 million from $1.5 million in the comparable period in 2010 primarily due to increased personnel and recruiting costs, partially offset by lower professional costs.

2012 Guidance

GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky, commented, “For 2012, we anticipate our cash burn will average $2.0 million per quarter.”

Conference Call Information

GenVec will hold a conference call today at 10:00 a.m. EDT to discuss the Company’s financial results and 2012 business outlook. To listen to the live conference call, please dial 877-558-0567 (U.S. or Canada) or 706-643-4980 (international) and use the following Conference ID: 7684520. An audio replay of the conference call will be available starting at 1:00 p.m. EDT on March 15, 2012 through March 22, 2012. To listen to the audio replay, dial 855-859-2056 or 404-537-3406 (international) and use access code 47684520.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, and click on “Investors and Media".

About GenVec

GenVec is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss and balance disorders; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus (HSV), dengue fever, malaria, and human immunodeficiency virus (HIV). In the area of animal health we are developing vaccines against foot-and-mouth disease (FMD). Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding funding, grants, collaborations, revenues, cash burn rates, the development of products and the success of the Company’s collaborations, including with Novartis and Merial, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to research and development activities; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of collaborators and third parties; dependence on intellectual property; currently unanticipated expenses, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)
	Quarter Ended		Year Ended
	12/31/11	12/31/10	12/31/11	12/31/10
	(unaudited)
Revenues	$3,389	$5,191	$17,744	$16,467

Operating expenses:
Research and development	3,878	4,920	17,416	20,936
General and administrative	2,023	1,526	7,810	8,152
Total operating expenses	5,901	6,446	25,226	29,088

Operating loss	(2,512)	(1,255)	(7,482)	(12,621)

Other income:
Interest income, net	7	7	40	134
Other income	1	244	1	213
Total other income, net	8	251	41	347

Net loss	$(2,504)	$(1,004)	$(7,441)	$(12,274)

Basic and diluted net loss per share	$(0.19)	$(0.08)	$(0.58)	$(0.97)
Shares used in computation of basic and diluted net loss per share	12,934	12,908	12,921	12,671

GenVec, Inc.

Selected Balance Sheet Information

(in thousands)
	As of December 31,
	2011	2010
Cash, cash equivalents and short-term investments	$26,446	$35,170
Working capital	25,739	31,689
Total assets	29,866	39,432
Stockholders’ equity	26,538	32,420

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